Exhibit 99.1

FOR IMMEDIATE RELEASE

AR Capital Announces the Appointment of Kase Abusharkh as Chief Investment Officer of American Realty Capital Retail Advisor, LLC

New York, New York, August 22, 2014 – AR Capital, LLC (“AR Capital”) announced today the appointment of Kase Abusharkh as Chief Investment Officer of American Realty Capital Retail Advisor, LLC (the “Advisor”), the advisor to American Realty Capital – Retail Centers of America, Inc. (“ARC–RCA” or the “Company”). The Advisor, together with its service provider, Lincoln Retail REIT Services, LLC (“Lincoln”), works to recommend investments to the Company as well as evaluate, capitalize and manage the Company’s investments. Mr. Abusharkh is expected to serve in a similar capacity in future collaborations between AR Capital and Lincoln.

“We are thrilled to have Kase joining us at this opportune time in the Company’s life cycle and to play an active role alongside Lincoln” said Nicholas S. Schorsch, co-founder of AR Capital and Chief Executive Officer of ARC–RCA. “His invaluable industry experience and deep understanding of commercial real estate finance, acquisitions, management and development made him the ideal candidate to join our senior leadership.” Schorsch continued, “This appointment adds to the high caliber of human capital that our shareholders expect and deserve, and I am excited to see what we can achieve together.”

Robert Dozier, Executive Vice President of Lincoln Property Company Commercial, Inc., noted, “Based on his impressive track record and expertise, Kase brings important insights to our program and is clearly the right person to help guide ARC–RCA’s Advisor as its Chief Investment Officer. I am delighted to welcome him into this role.” Dozier added, “Kase has the unanimous support of the Lincoln team, and we fully expect his appointment to strengthen our collective ability to deliver value.”

“I am honored and excited to be joining ARC–RCA’s Advisor,” said Mr. Abusharkh of his appointment. “I am eager to begin working with the numerous talented individuals who presently make up the Advisor and Lincoln’s distinguished team.”

Mr. Abusharkh has 13 years of experience in commercial real estate with a specialized focus on retail properties. Prior to this appointment, Mr. Abusharkh founded the largest producing office of Sperry Van Ness, a major real estate firm, where he was personally involved in over $2 billion of commercial real estate transactions.

About American Realty Capital – Retail Centers of America, Inc.

American Realty Capital — Retail Centers of America, Inc. is a publicly registered, non-traded real estate investment trust (“REIT”) which qualified as a REIT for tax purposes in the taxable year ended December 31, 2012. Additional information can be found at: www.retailcentersofamerica.com.

About AR Capital

Founded in 2006, AR Capital is a full-service investment management firm providing advisory services to retail and institutional investors. AR Capital is an active sponsor and manager of numerous alternative investment programs, including multiple REITs, open-end mutual funds, a business development company and a closed–end fund. Additional information can be found at: www.americanrealtycap.com

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
Anthony J. DeFazio	Andrew G. Backman, Managing Director Investor Relations

DDCworks	RCS Capital Corporation
tdefazio@ddcworks.com	abackman@rcscapital.com
Ph: 484-342-3600	Ph: 917-475-2135